UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 6, 2021

GLOBAL CLEAN ENERGY HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

000-12627	87-0407858
(Commission File Number)	(I.R.S. Employer Identification No.)

2790 Skypark Drive, Suite 105, Torrance, California	90505
(Address of Principal Executive Offices)	(Zip Code)

(310) 641-4234
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2021, the Board of Directors (the “Board”) of Global Clean Energy Holdings, Inc. (the “Company”) granted stock options to purchase 50,000 shares of the Company’s common stock to Noah Verleun, the Company’s Executive Vice President-Development & Regulatory Affairs, and stock options to purchase 50,000 shares to Ralph Goehring, the Company’s Vice President-Finance and Chief Financial Officer.  The foregoing options were granted under the Company’s 2020 Equity Incentive Plan and (i) have an exercise price equal to $5.61 per share (the closing market price on the date of the grant date), (ii) have a five year term, and (iii) vest in twelve equal quarterly installments commencing with the fiscal quarter ending June 30, 2021.

On May 6, 2021 the Board also approved the grant of cash bonuses for certain officers of both the Company (including the three named executive officers) and the Company’s subsidiaries.  The amount of the cash bonuses granted to the officers of the Company was consistent with the terms set forth in the employment agreements, if any, of the officers, except for the bonus granted to Mr. Goehring.  Under Mr. Goehring’s employment agreement, Mr. Goehring’s target annual bonus is 25% of his annual base salary, or $56,250.  Based on Mr. Goehring’s performance, the Board increased Mr. Goehring’s bonus to $75,000. All cash bonuses were accrued, but the payment of the cash bonuses has been deferred until the Board determines that the Company’s financial condition permits such payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 12, 2021	By:	/s/ Ralph Goehring
Ralph Goehring Chief Financial Officer